Exhibit 5.2

HAYNES AND BOONE, LLP

March 10, 2020

Kitov Pharma Ltd.

One Azrieli Center, Round Tower, 23rd Floor

Tel Aviv, Israel 6701101

Ladies and Gentlemen:

We have acted as special U.S. counsel to Kitov Pharma Ltd., an Israeli company (the “Company”), in connection with the offering by the Company of (A) a proposed maximum aggregate offering price of $8,000,000 of (i) units (the “Units”), with each Unit consisting of (x) one American Depositary Share (the “ADSs”), each ADS representing one (1) ordinary share of the Company, no par value per share (the “Ordinary Shares”), and (y) one ordinary warrant (the “Ordinary Warrants”) to purchase one ADS (the ADSs issuable upon exercise of the Ordinary Warrants, the “Ordinary Warrant ADSs”) and (ii) pre-funded units (the “Pre-funded Units” and, together with Units, the “Offering Units”), with each Pre-funded Unit consisting of (x) one pre-funded warrant (the “Pre-funded Warrants” and, together with the Ordinary Warrants, the “Offering Warrants”) to purchase one ADS (the ADSs issuable upon exercise of the Pre-funded Warrants, the “Pre-funded Warrant ADSs” and, together with Ordinary Warrant ADSs, the “Offering Warrant ADSs”) and (y) one Ordinary Warrant and (B) a proposed maximum aggregate offering price of $700,000 of warrants (the “Placement Agent Warrants” and, together with Offering Warrants, the “Warrants”) to purchase ADSs (the “Placement Agent Warrant ADSs” and, together with the Offering Warrant ADSs, the “Warrant ADSs”) to be issued to H.C. Wainwright & Co., LLC (the “Placement Agent”) as compensation for its services pursuant to a securities purchase agreement to be entered into by and between the Company and the Placement Agent, substantially in the form of which to be filed as Exhibit 10.21 to the Company’s registration statement on Form F-1 (Registration Statement No. 333-235729) (the “Registration Statement”) pursuant to the Registration Statement, initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 27, 2019, as thereafter amended or supplemented. The Offering Units, the ADSs, the Warrants and the Warrant ADSs are collectively referred to as the “Securities.” The ADSs will be issued pursuant to a Deposit Agreement dated as of November 25, 2015 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all Owners and Holders (each as defined therein) from time to time of ADSs of the Company issued thereunder.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	When the Offering Units and the Warrants have been issued and delivered in accordance with the and in the manner described in the prospectus included in the Registration Statement (the “Prospectus”) against payment in full of the consideration payable therefor, the Units and the Warrants will be valid and legally binding obligations of the Company.

2.	When the ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

Kitov Pharma Ltd.

March 10, 2020

3.	When the Warrants have been duly executed by the Company and delivered to and paid for in accordance with the and in the manner described in the Prospectus against payment in full of the consideration payable therefor, the Warrant ADSs will have been duly authorized, and if, as and when issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such Warrant ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

Please note that we are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. We are opining herein as to the laws of the State of New York as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. In rendering the foregoing opinions, we have relied, for matters involving Israeli law, solely on the opinion of the Law Office of Avraham Ben-Tzvi, Adv., Israeli counsel to the Company.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Securities, pursuant to the registration requirements of the Securities Act.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP